Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Amy Rhoades, General Counsel	Joe Crivelli
(856) 768-4936	(610) 642-8253
A.C. Moore Announces Resignation of Lawrence H. Fine
Berlin, New Jersey, June 11, 2007 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) announced that Lawrence H. Fine has resigned for personal reasons from his positions as the Company’s President and Chief Operating Officer and member of the Board of Directors effective today.
Rick A. Lepley, Chief Executive Officer, said, “Larry has provided A.C. Moore with strong industry knowledge and business skills since joining the Company. We respect his decision and wish him well in his future endeavors.”
Mr. Fine said, “This was a very difficult decision for me. A.C. Moore has tremendous growth opportunities ahead. I wish Rick Lepley and the entire A.C. Moore team great future success.”
Mr. Fine, 53, served as A.C. Moore’s President since June 2001 and Chief Operating Officer since February 2003. He has been a member of the Board of Directors since August 2002.
About A.C. Moore:
A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 124 stores in the Eastern United States. For more information about the Company, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the Company’s ability to implement its business and operating initiatives to improve profitability, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, the costs associated with a change in management, difficulties in determining the outcome and impact of litigation, the impact of the threat of terrorist attacks and war, the Company’s ability to maintain an effective system of internal control over financial reporting and other risks detailed in the Company’s Securities and Exchange Commission filings.